Exhibit 99.1

Contacts:
John McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
john.mclaughlin@pdl.com	jennifer@cwcomm.org

PDL to Receive Royalties on Sales of Genentech’s Pertuzumab

INCLINE VILLAGE, NV, June 19, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that Genentech has notified PDL that Pertuzumab, brand name Perjeta®, is a licensed product. PDL will receive royalties on sales of Perjeta in the quarter following the first quarter of Perjeta sales in accordance with Genentech’s license agreements with PDL. Based on Genentech’s public statements, PDL anticipates Perjeta will enter the market later this month.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new revenue generating assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in Perjeta sales by Genentech;
•	The relative mix of Perjeta manufactured and sold outside the U.S. versus made or sold in the U.S.;
•	The ability of our licensee to launch Perjeta and be commercially successful;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rate; and
•	The failure of Genentech to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual report filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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